SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
September 5, 2006
United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
63 Highway 515, P.O. Box 398
Blairsville, Georgia 30512

(Address of principal executive offices)
Registrant’s telephone number, including area code:
(706) 781-2265
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events.
(a)  On September 5, 2006, United Community Banks, Inc., (the “Company”) entered into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) by and among the Company, Southern Bancorp, Inc., a Georgia corporation (“SBI”), and Southern National Bank, a national bank and a wholly-owned subsidiary of SBI (“SNB”), pursuant to which SBI will merge with and into the Company (the “Merger”) for $66.5 million of common stock of the Company, subject to adjustment under the terms and conditions of the Acquisition Agreement.
The Merger has been approved by the Company’s and SBI’s Boards of Directors. The Merger is conditioned on, among other things, the approval of the Acquisition Agreement by the shareholders of SBI and the receipt of all required regulatory approvals.
Also on September 5, 2006, the Company issued a press release announcing that it had entered into the Acquisition Agreement, a copy of which is attached hereto as Exhibit 99.1.
(b)  Attached hereto as Exhibit 99.2 is a SBI balance sheet summary, a SBI tax equivalent net income summary and an analysis of the purchase price to be paid by the Company as a multiple of book value and earnings of SBI. SBI is an S corporation, and its regulatory reports are prepared on that basis. The attached tax equivalent summaries convert reported data to approximate equivalent values as if SBI were a taxable C corporation.
The Company is providing this information for the benefit of analysts and others who routinely report transaction prices as a multiple of book value or earnings because available public information does not permit an accurate, comparable computation of these multiples. The Company does not believe that a transaction’s book value multiple is necessarily indicative of the relative merits of a particular transaction or an appropriate ratio to use in comparing different transactions either by acquirers or sellers. The Company believes a transaction’s earnings multiple is a more relevant measure when evaluating the merits of a transaction.
Item 9.01 Financial Statements and Exhibits
                       (c) Exhibits:

99.1	Press Release, dated September 5, 2006

99.2	Financial Summary for Southern Bancorp, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and Chief Financial Officer

September 6, 2006